SILVER SCREEN PARTNERS

                             Second Quarter Report

                                  June 30, 1997

Dear Limited Partner:

     The Partnership has received all payments from HBO and has recovered at least its full investment in each of its seven films. Cumulative distributions to date total $88 million.

     We anticipate that the Partnership will be dissolved by the end of 1997. The final distribution, if any, will be paid at the time of dissolution.

     Our Third Quarter Report will be mailed in October. If you need any assistance in the meantime, please contact our Investor Relations Department between the hours of 10 A.M. and 2 P.M., Eastern Standard Time.



Sincerely,

/s/ Roland W. Betts
--------------------

Roland W. Betts
President

BALANCE SHEETS (UNAUDITED)
--------------------------



                                                June 30, 1997    Dec. 31, 1996
                                                -------------    -------------
ASSETS
Current assets:
Cash ...........................................   $    29,861    $    27,424
                                                   -----------    -----------
Temporary investments (at cost,
  plus accrued interest
  which approximates market) ...................     2,843,350      2,992,626
                                                   -----------    -----------
                                                   $ 2,873,211    $ 3,020,050
                                                   ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Due to managing general partner ................   $     5,316    $       351
                                                   -----------    -----------
Total current liabilities ......................         5,316            351
Other liabilities ..............................       830,163      1,003,163
                                                   -----------    -----------
Total liabilities ..............................       835,479      1,003,514
                                                   -----------    -----------
Partners' equity:
General partners ...............................      (719,718)      (719,930)
Limited partners ...............................     2,757,450      2,736,466
                                                   -----------    -----------
Total partners' equity .........................     2,037,732      2,016,536
                                                   -----------    -----------
                                                   $ 2,873,211    $ 3,020,050
                                                   ===========    ===========


                       See notes to financial statements.

STATEMENTS OF OPERATIONS (UNAUDITED)
------------------------------------


                                                     Three Months        Six Months      Three Months        Six Months
                                                            Ended             Ended             Ended             Ended
                                                    June 30, 1997     June 30, 1997     June 30, 1996     June 30, 1996
                                                    -------------     -------------     -------------     -------------
REVENUES:

Film revenues ................................         $ 4,559           $ 7,163           $ 1,658           $ 5,514
Interest income ..............................          40,243            80,187            41,360            83,278
                                                       -------           -------           -------           -------
                                                        44,802            87,350            43,018            88,792
COSTS AND EXPENSES:

General and administrative expenses ..........          31,122            66,154            25,921            66,325
                                                       -------           -------           -------           -------
Net Income ...................................         $13,680           $21,196           $17,097           $22,467
                                                       =======           =======           =======           =======
NET INCOME ALLOCATED TO:

General partners .............................         $   137           $   212           $   171           $   225
Limited partners .............................          13,543            20,984            16,926            22,242
                                                       -------           -------           -------           -------
                                                       $13,680           $21,196           $17,097           $22,467
                                                       =======           =======           =======           =======
Net income per a $500
  limited partnership unit
  (based on 165,639 units outstanding) .......         $  0.08           $  0.13           $  0.10           $  0.13
                                                       =======           =======           =======           =======



                        See notes to financial statements


STATEMENTS OF PARTNERS' EQUITY (UNAUDITED)
------------------------------------------

                                                   Year Ended December 31, 1996
                                             and Six Months Ended June 30, 1997
                                      ==========================================
                                       General        Limited
                                       Partners       Partners          Total
                                      -----------    -----------     -----------

Balance, January 1, 1996 .........    $  (728,727)    $ 1,865,581    $ 1,136,854
Net income, 1996 .................          8,797         870,885        879,682
Distributions, 1996 ..............           --              --             --
                                      -----------     -----------    -----------
Balance, December 31, 1996 .......       (719,930)      2,736,466      2,016,536
Net income, six months 1997 ......            212          20,984         21,196
Distributions during
 six months 1997 .................           --              --             --
                                      -----------     -----------    -----------
                                      $  (719,718)    $ 2,757,450    $ 2,037,732
                                      ===========     ===========    ===========



                       See notes to financial statements.

STATEMENTS OF CASH FLOWS (UNAUDITED)
------------------------------------

                                                       Six Months     Six Months
                                                            Ended          Ended
                                                    June 30, 1997  June 30, 1996
                                                    -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................  $  21,196     $  22,467
Adjustments to reconcile net income to net
    cash provided by operating activities:
    (Increase) decrease in
     accrued interest receivable .....................    (23,713)          971
  Net change in operating assets and liabilities:
    Increase in due to managing general partner ......      4,965           639
    Decrease in other liabilities ....................   (173,000)      (21,713)
                                                        ---------     ---------
Net cash (used in) provided by operating activities ..   (170,552)        2,364
                                                        ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:

Sale (purchase) of temporary investments, net ........    172,989        (5,082)
                                                        ---------     ---------
Net cash provided by (used in) investing activities ..    172,989        (5,082)
                                                        ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:

Distributions to partners ............................       --            --
                                                        ---------     ---------
Net cash used in financing activities ................       --            --
                                                        ---------     ---------
Net decrease in cash .................................      2,437        (2,718)
Cash, beginning of year ..............................     27,424        28,031
                                                        ---------     ---------
Cash at end of six months ............................  $  29,861     $  25,313
                                                        =========     =========


                       See notes to financial statements.

NOTES TO THE FINANCIAL STATEMENTS


TEMPORARY INVESTMENTS
---------------------

     Temporary investments represent investments in commercial paper.


FILM REVENUES
-------------

     The film investments aggregated approximately $73,000,000 and have been fully amortized. Film revenues are recognized when earned as reported by each distributor. During the first six months of 1997, the Partnership received $7,200 in film revenues.


CONTINGENT LIABILITY
--------------------

     The Partnership's tax returns were audited by the City of New York and the partnership received assessments for unincorporated business tax of $675,887 covering the period from June 8, 1983 (inception) through December 31, 1990. It was anticipated that additional assessments, approximating $70,000, would be issued for the years subsequent to December 31, 1990. All assessments were subject to interest.

     The Partnership contested these assessments and on September 30, 1996, a final settlement of $106,000 (including interest) was reached with the City of New York and paid for all periods through December 31, 1995.

     The Partnership expects to dissolve by the end of 1997 upon final disposition of the remaining assets and payment of liabilities.

Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700



   (c) 1997 Silver Screen Management, Inc.

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